                                                                    EXHIBIT 4.12

            AMENDMENT NO. 10 TO AMENDED AND RESTATED CREDIT AGREEMENT

         THIS AMENDMENT dated as of June 24, 2005, by and among the financial institutions whose signatures appear below (individually a "Bank," collectively the "Banks"), Comerica Bank, as Administrative Agent for the Banks (in such capacity, "Agent"), and Olympic Steel, Inc., an Ohio corporation (the "Company").

         RECITALS:

         A. Company, Agent and Comerica Bank, Fifth Third Bank, Standard Federal Bank N.A., Fleet Capital Corporation and KeyBank National Association are parties to that certain Amended and Restated Credit Agreement dated as of December 30, 2002, as previously amended ("Credit Agreement").

         B. Company, the Banks and Agent desire to amend the Credit Agreement as set forth below.

         NOW THEREFORE, the parties agree as follows:

         1. The definition of "Revolving Credit Aggregate Commitment," "Revolving Credit Maturity Date", "Term Loan A Maturity Date" and "Term Loan B Maturity Date" set forth in Section 1.1 of the Credit Agreement are amended to read as follows:

                  "'Revolving Credit Aggregate Commitment' shall mean (i) from March 31, 2005 through June 30, 2005, One Hundred Thirty Million Dollars ($130,000,000) and (ii) commencing July 1, 2005 and thereafter, One Hundred Ten Million Dollars ($110,000,000), in either case, subject to any increase in the Revolving Credit Aggregate Commitment pursuant to Section 2.17 of this Agreement, by an amount not to exceed the Revolving Credit Optional Increase, and subject to reduction or termination under Section 2.13, 2.14 or 9.2 hereof."

                  "Revolving Credit Maturity Date" shall mean the earlier to occur of (i) December 15, 2008, as such date may be extended pursuant to Section 2.16 hereof and (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance of the provisions of this Agreement.

                  "Term Loan A Maturity Date" shall mean January 1, 2008.

                  "Term Loan B Maturity Date" shall mean December 15, 2008.

         2. The following definitions are added to Section 2.1 of the Credit Agreement in alphabetical order:

                   "New Bank" is defined in clause (b) of Section 2.17.

                  "New Bank Addendum" shall mean an addendum, substantially in the form of Exhibit Q hereto, to be executed and delivered by each Bank becoming a party to this Agreement pursuant to Section 2.17 hereof.

                  "Revolving Credit Optional Increase" shall mean an amount of up to Twenty Five Million Dollars ($25,000,000), minus the portions thereof applied from time to time after the Effective Date under
         Section 2.17 hereof to increase the Revolving Credit Aggregate Commitment.

         3. Section 2.17 is added to the Credit Agreement as follows:

         "2.17 Optional Increase in Revolving Credit Aggregate Commitment. Provided that no Default or Event of Default has occurred and is continuing, and provided that the Company has not previously elected to terminate the Revolving Credit Aggregate Commitment under Section 2.14 hereof, the Company may request that the Revolving Credit Aggregate Commitment be increased in an aggregate amount (for all such Requests under this Section 2.17) not to exceed the Revolving Credit Optional Increase, subject, in each case, to Section 11.1 hereof and to the satisfaction concurrently with or prior to the date of each such request of the following conditions:

         (a) the Company shall have delivered to the Agent not less than seventy five (75) days prior to the Revolving Credit Maturity Date then in effect a written request for such increase, specifying the amount of Revolving Credit Optional Increase thereby requested (each such request, a "Request for Increase"); provided, however that in the event the Company has previously delivered a Request for Increase pursuant to this Section 2.17, the Company may not deliver a subsequent Request for Increase until all the conditions to effectiveness of such first Request for Increase have been fully satisfied hereunder (or such Request for Increase has been withdrawn); and provided further that the Company may make no more than two Requests for Increase in any calendar year;

         (b) Agent shall promptly deliver to each of the existing Banks a copy of the Request for Increase and before any new lender may become a New Bank under this Agreement, each existing Bank thereafter shall have a period of thirty (30) days to notify Company and Agent in writing whether it elects to increase its Revolving Credit Commitment and the amount of any such increase proposed by such existing Bank ("Increasing Bank") and in the event the aggregate increases proposed by the Increasing Banks with respect to any Request for Increase exceeds the amount of the increase requested by Company, then Company and Agent shall jointly determine the amount of the increases for each Increasing Bank;

         (c) each Increasing Bank and any other lender or lenders meeting the requirements of Section 13.8(c) hereof and acceptable to the Company and the Agent (such lender, including, for the purposes of this Section 2.17, any Increasing Bank, the "New Bank(s)"; provided, however, in no event shall more than two lenders which are not Banks on the date this Section 2.17 is added to the Credit Agreement become a New Bank under this
                  Section 2.17 without the prior written consent of the Agent and Company) shall have become a party to this Agreement by executing and delivering a New Bank Addendum for a minimum amount (including for the purposes of this Section 2.17, the existing commitment of any existing

                  Bank) for each such New Bank of Fifteen Million Dollars ($15,000,000) and an aggregate amount for all such New Banks of that portion of the Revolving Credit Optional Increase, taking into account the amount of any prior increase in the Revolving Credit Aggregate Commitment (pursuant to this
                  Section 2.17), covered by the applicable Request, provided, however that each New Bank shall remit to the Agent funds in an amount equal to its Percentage (after giving effect to this Section 2.17) of all Advances of the Revolving Credit then outstanding, such sums to be reallocated among and paid to the existing Banks based upon the new Percentages as determined below;

         (d) the Company (i) shall have paid to the Agent for distribution to the existing Banks, as applicable, all interest, fees (including the Revolving Credit Facility Fee and the Letter of Credit Fees) and other amounts, if any, accrued to the effective date of such increase and any breakage fees attributable to the reduction (prior to the last day of the applicable Interest Period) of any outstanding Eurocurrency-based Advances, calculated on the basis set forth in Section 11.1 hereof as though Company has prepaid such Advances and (ii) shall have paid to each New Bank a special letter of credit fee on the Letters of Credit outstanding on the effective date of such increase, calculated on the basis of the Letter of Credit Fees which would be applicable to such Letters of Credit if issued on the date of such increase, for the period from the effective date of such increase to the next date on which a payment of the per annum letter of credit fees under Section 3.4(a) of this Agreement become due and payable under Section 3.4(c) of this Agreement;

         (e) the Company shall have executed and delivered to the Agent new Revolving Credit Notes payable to each of the New Banks in the face amount of each such New Bank's Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.17) and, if applicable, renewal and replacement Revolving Credit Notes payable to each of the existing Banks in the face amount of each such Bank's Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.17), each of such Revolving Credit Notes to be substantially in the form of Exhibit B to this Agreement, as applicable, and dated as of the effective date of such increase (with appropriate insertions relevant to such Notes and acceptable to the applicable Bank, including the New Banks);

         (f) except to the extent such representations and warranties are not, by their terms, continuing representations and warranties, but speak only as of a specific date, the representations and warranties made by Company, each Guarantor or any other party to any of the Loan Documents (excluding the Agent and Banks) in this Agreement or any of the other Loan Documents, and the representations and warranties of any of the foregoing which are contained in any certificate, document or financial or other statement furnished at any time hereunder or thereunder or in connection herewith or therewith shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the effective date of such increase; and (ii) no Default or Event of Default shall have occurred and be continuing as of such date; and

         (g) such other amendments, acknowledgments, consents, documents, instruments, any registrations, if any, shall have been executed and delivered and/or obtained by Company as required by Agent or the Majority Banks, in their reasonable discretion, including, without limitation, amendments to the Collateral Documents and date down endorsements to the title policies required under Section 5.3(b) of this Agreement.

                  Promptly on or after the date on which all of the conditions to such Request for Increase set forth above have been satisfied, Agent shall notify the Company and each of the Banks of the amount of the Revolving Credit Aggregate Commitment as increased pursuant this
         Section 2.17 and the date on which such increase has become effective and shall prepare and distribute to Company and each of the Banks (including the New Banks) a revised Schedule 1.2 to this Agreement setting forth the applicable new Percentages of the Banks (including the New Bank(s), taking into account such increase and assignments (if any)."

         4. Section 8.5 of the Credit Agreement is amended to read as follows:

                  "8.5 Restricted Payments. Declare or make, or permit any Subsidiary to, declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, "Distributions") on account of any membership interests or any shares of any class of its capital stock, as applicable, or issue, purchase, redeem or otherwise acquire for value any membership interests or any shares of its capital stock, as applicable, or any warrants, rights or options to acquire such shares or membership interests, now or hereafter outstanding, except that provided no Default or Event of Default shall have occurred and be continuing:

         (a) the Subsidiaries may make Distributions to the Company or any Guarantor;

         (b) the Company or any of the Subsidiaries may declare and make dividends to its shareholders payable solely in shares of that class of stock held by such shareholders;

         (c) the Company may issue stock options or shares under its employee stock option plan and employee stock purchase plan;

         (d) the Company may repurchase stock options not to exceed $100,000 in the aggregate during any fiscal year;

         (e) Company may make cash Distributions to the holders of the Equity Interests in Company during any fiscal quarter of Company ("Current

                  Quarter"), provided that Company will be in compliance with
                  Section 7.9 of this Agreement as of the last day of such Current Quarter; and

         (f) Company may redeem shares of the capital stock of Company, not to exceed Fifteen Million Dollars ($15,000,000) in the aggregate on and after June 24, 2005, provided that immediately after giving effect to any such redemption, all of the following requirements shall have been satisfied:

                  (1) Availability shall be not less than Twenty Five Million Dollars ($25,000,000);

                  (2) not less than five (5) Business Days prior to the date of the proposed redemption, Agent shall have received written notice of the proposed redemption, the proposed number and class of shares to be redeemed, the redemption price and the proposed date for such redemption ("Redemption Notice"), together with pro forma financial statements and a Covenant Compliance Certificate (in the form required under Section 7.1(b) and 7.2 of this Agreement) dated as of the proposed date of redemption (taking into account the proposed redemption) copies of which shall promptly be delivered by Agent to each of the Banks, establishing that immediately after giving effect to such redemption the Consolidated Leverage Ratio will be not more than 1.50 to 1.0; and

                  (3) In connection with the first Redemption Notice only, Company shall have paid Agent for the pro rata benefit of the Banks in accordance with their respective Percentages a one-time, non-refundable fee equal to $37,500.

         5. The first sentence of Section 13.8(c) of the Agreement is amended to read as follows:

              "The Company and Agent acknowledge that each of the Banks may at any time and from time to time, subject to the terms and conditions hereof, assign or grant participations in such Bank's rights and obligations hereunder (on a pro rata basis only based on the assigning Bank's Percentage of each of the Revolving Credit, Term Loan A (if any) and Term Loan B (if any)) and under the other Loan Documents to any commercial bank, savings and loan association, insurance company, pension fund, mutual fund, commercial finance company or other similar institution, the identity of which institution is approved by Company and Agent, such approval not to be unreasonably withheld or delayed; provided, however, that (i) the approval of Company shall not be required upon the occurrence and during the continuance of an Event of Default, (ii) the approval of Company and Agent shall not be required for any such sale, transfer, assignment or participation to the Affiliate of an assigning Bank, any other Bank or any Federal Reserve Bank and (iii) no assignment shall be made or participation granted to an entity which is a competitor of Company and their Subsidiaries without the consent of the Company, which consent may be withheld in the sole discretion of Company."

         6. On July 1, 2005, Company shall repay the indebtedness outstanding under the Revolving Credit Notes to the extent such indebtedness exceeds the Revolving Credit Aggregate Commitment as in effect on that date.

         7. The Obligations, as may be increased by Section 2.17 of this Agreement shall continue to be secured by the liens on and security interest in the Collateral under terms of the Collateral Documents.

         8. Except as expressly modified hereby, all the terms and conditions of the Credit Agreement shall remain in full force and effect.

         9. Company hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Credit Agreement are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of its Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Credit Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties made by Company set forth in Sections 6.1 through
6.19 and 6.21 through 6.24 of the Credit Agreement are true and correct on and as of the date hereof with the same force and effect as if made on and as of the date hereof; (c) the continuing representations and warranties of Company set forth in Section 6.20 of the Credit Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Company in accordance with Section 7.1of the Credit Agreement; and
(d) no Default or Event of Default has occurred and is continuing as of the date hereof.

         10. Capitalized terms used but not defined herein shall have the meaning set forth in the Credit Agreement.

         11. This Amendment may be signed in counterparts.

         12. This Amendment shall become effective (according to the terms and as of the date hereof) upon satisfaction by Company of the following conditions:

                  (a) Agent shall have received counterpart originals of this Amendment, in each case duly executed and delivered by Company, the Agent, the Banks, and the Guarantors and originals of the Loan Documents identified on the Closing Agenda annexed hereto duly executed by the parties thereto and, where applicable, in recordable form.


                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

         WITNESS the due execution hereof as of the day and year first above written.


COMERICA BANK,                              OLYMPIC STEEL, INC.
as Agent


By:                                         By:
   --------------------------------            ---------------------------------


Its:                                        Its:
    -------------------------------             --------------------------------



SWING LINE BANK:                            COMERICA BANK



                                            By:
                                               ---------------------------------


                                            Its:
                                                --------------------------------




ISSUING BANK:                               COMERICA BANK


                                            By:
                                               ---------------------------------


                                            Its:
                                                --------------------------------


BANKS:                                      COMERICA BANK


                                            By:
                                               ---------------------------------


                                            Its:
                                                --------------------------------

                                            STANDARD FEDERAL BANK
                                            NATIONAL ASSOCIATION


                                            By:
                                               ---------------------------------


                                            Its:
                                                --------------------------------



                                            FIFTH THIRD BANK


                                            By:
                                               ---------------------------------


                                            Its:
                                                --------------------------------



                                            FLEET CAPITAL CORPORATION


                                            By:
                                               ---------------------------------


                                            Its:
                                                --------------------------------


                                            KEYBANK NATIONAL ASSOCIATION


                                            By:
                                               ---------------------------------


                                            Its:
                                                --------------------------------

Acknowledged by the undersigned Guarantors as of June 24, 2005.


                                            GUARANTORS:


                                            OLYMPIC STEEL LAFAYETTE, INC.

                                            By:
                                               ---------------------------------


                                            Its:
                                                --------------------------------


                                            OLYMPIC STEEL MINNEAPOLIS, INC.


                                            By:
                                               ---------------------------------


                                            Its:
                                                --------------------------------


                                            OLYMPIC STEEL IOWA, INC.


                                            By:
                                               ---------------------------------


                                            Its:
                                                --------------------------------


                                            OLY STEEL WELDING, INC.


                                            By:
                                               ---------------------------------


                                            Its:
                                                --------------------------------


                                            OLYMPIC STEEL RECEIVABLES, L.L.C.


                                            By:
                                               ---------------------------------


                                            Its:
                                                --------------------------------

                                    EXHIBIT Q

                                NEW BANK ADDENDUM

                  THIS NEW BANK ADDENDUM, dated ______________________, to the Amended and Restated Credit Agreement dated as of December 30, 2002 (as otherwise amended or modified from time to time, the "Credit Agreement"), among Olympic Steel, Inc. ("Company"), each of the financial institutions parties thereto (collectively, the "Banks") and Comerica Bank, as Agent for the Banks.

                              W I T N E S S E T H:

                  WHEREAS, the Credit Agreement provides in Section 2.17 thereof that a financial institution, although not originally a party thereto, may become a party to the Credit Agreement with the consent of the Company and the Agent by executing and delivering to the Agent a New Bank Addendum to the Credit Agreement in substantially the form of this New Bank Addendum; and

                  WHEREAS, the undersigned New Bank was not an original party to the Credit Agreement but now desires to become a party thereto;

                  NOW, THEREFORE, the New Bank hereby agrees as follows:

                  The New Bank hereby confirms that it has received a copy of the Credit Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Credit Agreement as a condition to the making of the loans thereunder. The New Bank acknowledges and agrees that it: (a) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its commitment been granted and its loans been made directly by such New Bank to the Company without the intervention of the Agent or any other Bank; and
(b) has made and will continue to make, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The New Bank further acknowledges and agrees that the Agent has made any representations or warranties about the creditworthiness of the Company or any other party to the Credit Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement, or any other of the Loan Documents.

                  New Bank represents and warrants that it is a Person to which assignments are permitted pursuant to Sections 14.8(c) and (d) of the Credit Agreement.

                  Except as otherwise provided in the Credit Agreement, effective as of the Effective Date (as defined below):

                  (a) the New Bank (i) shall be deemed automatically to have become a party to the Credit Agreement and the other Loan Documents, and to have all the rights and obligations of a party to the Credit Agreement and the other Loan Documents, as if it were an original signatory; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and

                  (b) the New Bank shall be a Revolving Credit Bank and its Percentage of the Revolving Credit (and its risk participation in Letters of Credit) shall be as set forth in the attached revised Schedule 1.2(Percentages); provided any fees paid prior to the Effective Date, including any Letter of Credit Fees, shall not be recalculated, redistributed or reallocated by Company, Agent or the Banks.

                  As used herein, the term "Effective Date" means the date on which all of the following have occurred or have been completed, as reasonably determined by the Agent:

                  (1) the Company shall have paid to the Agent, all interest, fees (including the Revolving Credit Facility Fee) and other amounts, if any, accrued to the Effective Date for which reimbursement is then owing under the Credit Agreement;

                  (2) New Bank shall have remitted to the Agent funds in an amount equal to its Percentage of all Advances of the Revolving Credit outstanding as of the Effective Date; and

                  (3) the Company shall have executed and delivered to the Agent for the New Bank, a new Revolving Credit Note payable to such New Bank in the face amount of such New Bank's Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this New Bank Addendum, and any other New Bank Addendum executed concurrently herewith).

                  The Agent shall notify the New Bank, along with Company, of the Effective Date. The New Bank shall deliver herewith to the Agent administrative details with respect to the funding and distribution of Advances (and Letters of Credit) as requested by Agent.

                  Terms defined in the Credit Agreement and not otherwise defined herein shall have their defined meanings when used herein.

         IN WITNESS WHEREOF, the undersigned has caused this New Bank Addendum to be executed and delivered by a duly authorized officer on the date first above written.

                                            [Name of New Bank]
                                            -----------------

                                            By:
                                               ---------------------------------


                                            Its:
                                                --------------------------------

Accepted this    day of        , 20  .
              --        -------    --

OLYMPIC STEEL, INC.

By:
    ---------------------------------


Its:
     --------------------------------

Accepted this    day of        , 20  .
              --        -------    --

COMERICA BANK, as Agent

By:
    ---------------------------------


Its:
     --------------------------------